Exhibit k.5

FORM OF ACCOUNTING SERVICES AGREEMENT

This Accounting Services Agreement (“Agreement”) is made effective as of             , 2011 by and between DUFF & PHELPS GLOBAL UTILITY INCOME FUND INC., a Maryland corporation (the “Fund”) and BNY MELLON INVESTMENT SERVICING (US) INC., a Massachusetts corporation (“BNY Mellon”).

BACKGROUND:

A.	The Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

B.	The Fund wishes to retain BNY Mellon to provide certain accounting services (the “Services”) to the Fund and BNY Mellon wishes to furnish such services.

C.	The parties hereto desire to enter into this Agreement to accommodate the foregoing.

TERMS:

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby the parties hereto agree as follows:

1. Definitions. As used in this Agreement:

(a) “1933 Act” means the Securities Act of 1933, as amended.

(b) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c) “Authorized Person” means any officer of the Fund or the Fund’s administrator and any other person duly authorized by the Fund’s Board of Directors or such officers of the Fund or the Fund’s administrator to give Oral Instructions and Written Instructions on behalf of the Fund and listed on Exhibit A attached hereto and made a part hereof or any amendment or supplement thereto as may be received by BNY Mellon. An Authorized Person’s scope of authority may be limited by the Fund or by the party giving the authorization by setting forth such limitation in writing to BNY Mellon.

(d) “CEA” means the Commodities Exchange Act, as amended.

(e) “Change of Control” means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 50% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

(f) “Oral Instructions” mean oral instructions received by BNY Mellon from an Authorized Person or from a person reasonably believed by BNY Mellon to be an Authorized Person.

(g) “SEC” means the Securities and Exchange Commission.

(h) “Securities Laws” means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

(h) “Shares” means the shares of beneficial interest of any series or class of the Fund.

(i) “Written Instructions” means written instructions signed by an Authorized Person and received by BNY Mellon. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device. In addition, Written Instructions include instructions sent via e-mail by an Authorized Person and received and opened by BNY Mellon.

2. Appointment.

Services. The Fund hereby appoints BNY Mellon to provide the Services to the Fund, in accordance with the terms set forth in this Agreement. BNY Mellon accepts such appointment and agrees to furnish such Services.

3. Compliance with Rules and Regulations.

BNY Mellon undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by BNY Mellon hereunder. Except as specifically set forth herein, BNY Mellon assumes no responsibility for such compliance by the Fund.

4. Instructions.

(a) Unless otherwise provided in this Agreement, BNY Mellon shall act only upon Oral Instructions and Written Instructions.

(b) BNY Mellon shall be entitled to rely upon any Oral Instructions and Written Instructions it receives from an Authorized Person (or from a person reasonably believed by BNY Mellon to be an Authorized Person) pursuant to this Agreement. BNY Mellon may reasonably assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Directors or of the Fund’s shareholders, unless and until BNY Mellon receives Written Instructions to the contrary.

(c) The Fund agrees, as applicable, to forward to BNY Mellon Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by BNY Mellon or its affiliates) so that BNY Mellon receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by BNY Mellon shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, BNY Mellon shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that BNY Mellon’s actions comply with the other provisions of this Agreement.

5. Right to Receive Advice.

(a) Advice of the Fund. If BNY Mellon is in doubt as to any action it should or should not take, BNY Mellon may request directions or advice, including Oral Instructions or

Written Instructions, from the Fund.

(b) Advice of Counsel. If BNY Mellon shall be in doubt as to any question of law pertaining to any action it should or should not take, BNY Mellon may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or BNY Mellon, at the option of BNY Mellon).

(c) Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions BNY Mellon receives from the Fund and the advice BNY Mellon receives from counsel, BNY Mellon may rely upon and follow the advice of counsel; provided that, if commercially practicable, BNY Mellon provides reasonable prior written notice to the Fund, as applicable; and further provided that BNY Mellon exercised reasonable care in the selection of such counsel and acts reasonably in reliance on such advice. The Fund shall, upon receipt of such notice, promptly and timely notify BNY Mellon in writing of its agreement or disagreement to any actions or any omissions to act that BNY Mellon proposes to take pursuant to counsel’s advice. In the event the Fund has timely notified BNY Mellon in writing of its disagreement, BNY Mellon and the Fund shall consult with each other in good faith to reach agreement on the actions or omissions that are the subject of such objecting party’s objection. In the event where, after such consultations, BNY Mellon and the objecting party are unable to agree on the actions or omissions in question and, given the circumstances, time permits, BNY Mellon shall consult independent counsel reasonably acceptable to the objecting party, and may follow and rely upon the advice of such independent counsel (the parties shall share equally the cost of such independent counsel). If BNY Mellon relies on the advice of counsel, BNY Mellon shall remain liable for any action or omission on the part of BNY Mellon in carrying out such advice which constitutes willful misfeasance, bad faith, negligence or reckless disregard by BNY Mellon of any duties, obligations or responsibilities set forth in this Agreement.

(d) Protection of BNY Mellon. BNY Mellon shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which BNY Mellon believes, in good faith, to be consistent with those directions, advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon BNY Mellon (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of BNY Mellon’s properly taking or not taking such action. Nothing in this subsection shall excuse BNY Mellon when an action or omission on the part of BNY Mellon in carrying out such directions, advice, Oral Instructions or Written Instructions constitutes willful misfeasance, bad faith, negligence or reckless disregard by BNY Mellon of any duties, obligations or responsibilities set forth in this Agreement.

6. Records; Visits.

(a) The books and records pertaining to the Fund which are in the possession or under the control of BNY Mellon shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund, the Fund’s administrator, the Fund’s independent public accountants, Authorized Persons, the SEC and other regulators shall have access to such books and records at all times during BNY Mellon’s normal business hours. Upon the reasonable request of the Fund or the Fund’s administrator, copies of any such books and records shall be provided by BNY Mellon to the Fund, the Fund’s independent public accountants, or to an Authorized Person; provided, however, that the Fund shall bear the reasonable expense for copying and delivery of any non-routine books and records provided by BNY Mellon to the Fund, the Fund’s administrator, the Fund’s independent public accountants, or to an Authorized Person.

(b) BNY Mellon shall keep the following records:

(i)	all books and records with respect to the Fund’s books of account;

(ii)	records of the Fund’s securities transactions; and

(iii)	all other books and records as BNY Mellon is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

7. Confidentiality. BNY Mellon agrees to keep confidential all records of the Fund and information relating to the Fund and its shareholders, unless the release of such records or information is (i) otherwise consented to, in writing, by the Fund. The Fund agrees that such consent shall not be unreasonably withheld and may not be withheld where BNY Mellon may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities having proper jurisdiction over BNY Mellon.

BNY Mellon acknowledges and agrees that in connection with its services under this Agreement BNY Mellon receives confidential portfolio holdings information (“Portfolio Holdings”) with respect to the Fund. BNY Mellon agrees that it will keep all Portfolio Holdings confidential in accordance with this Section 7, and will not use and will not allow any of its affiliates, directors, officers, employees or agents to use such information as a basis for trading in securities or making investment decisions. If Portfolio Holdings are disclosed by BNY Mellon to any pricing vendor, BNY Mellon agrees that it will require that the pricing vendor agree to maintain the confidentiality of and prevent the misuse of the Portfolio Holdings. In addition to pricing vendors, BNY Mellon will disclose Portfolio Holdings only in appropriate SEC filings and, upon instructions from the Fund (which may be standing instructions) to other entities when, and as so instructed, by the Fund.

8. Accountants. BNY Mellon shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. BNY Mellon shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to independent public accountants for the expression of their opinion, as required by the Fund.

9. Disaster Recovery and Business Continuity. BNY Mellon has, and will have during the term of this Agreement, commercially reasonable provisions in place for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In addition, BNY Mellon has, and will have during the term of this Agreement, commercially reasonable business continuity plans and procedures in place. In the event of equipment failures, BNY Mellon shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. BNY Mellon shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNY Mellon’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

10. Compensation. As compensation for services rendered by BNY Mellon during the term of this Agreement, the Fund will pay to BNY Mellon a fee or fees as may be agreed to in writing by the Fund and BNY Mellon.

11. Indemnification. The Fund agrees to indemnify and hold harmless BNY Mellon and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under applicable laws, but only to the extent legally permitted by such laws), and expenses, including (without limitation) attorneys’ fees and disbursements arising directly or indirectly from any action or omission to act which BNY Mellon takes in connection with the provision of services hereunder; provided, however, neither BNY Mellon, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of BNY Mellon’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

12. Responsibility of BNY Mellon.

(a) BNY Mellon shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by BNY Mellon in a written amendment hereto. BNY Mellon shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. BNY Mellon shall be liable for any damages arising out of BNY Mellon’s failure to perform its duties under this Agreement to the extent such damages arise out of BNY Mellon’s willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) BNY Mellon shall not be liable for losses beyond its control, provided that BNY Mellon has acted in accordance with the standard of care set forth above. The parties recognize and agree that pricing errors that are the result of incomplete, untimely or inaccurate data supplied by the Adviser or the Transfer Agent (as such terms are hereinafter defined) are beyond the control of BNY Mellon and (ii) BNY Mellon shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which BNY Mellon reasonably believes to be genuine; or (B) subject to Section 9, delays or errors or loss of data occurring by reason of circumstances beyond BNY Mellon’s reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(c) BNY Mellon agrees to maintain procedures intended to, among other things, safeguard against fraud by its employees and agents.

(d) No party (including a party’s affiliates) shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party or its affiliates.

13. Description of Accounting Services on a Continuous Basis.

(a)	BNY Mellon will perform the following accounting services with respect to the Fund:

(i)	Journalize investment, capital share and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the investment adviser (the “Adviser”);

(iii)	Prepare the Fund’s annual and semi-annual reports with the SEC on Forms N-SAR and N-CSR and the Fund’s quarterly reports with the SEC on Form N-Q;

(iv)	Maintain individual ledgers for investment securities;

(v)	Prepare expense budgets, accrual review and expense reports as needed;

(vi)	Prepare quarterly broker security transactions summaries;

(vii)	Prepare monthly security transaction listings;

(viii)	Supply, in the form requested, various customary Fund statistical data on an ongoing basis;

(ix)	Maintain historical tax lots for each security;

(x)	Reconcile cash and investment balances of the Fund with the Fund’s custodian (“Custodian”), and provide the Adviser with the reports regarding short term and long term cash available daily and in a timely fashion;

(xi)	Update the cash availability throughout the day as required by the Adviser;

(xii)	Provide read-only on-line access to accounting system as requested;

(xiii)	Provide electronic transmissions of holdings, transactions, security master,

general ledger, NAV, security pricing data, and cash activity as specified;

(xiv)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(xv)	Calculate various contractual expenses (e.g., advisory and custody fees);

(xvi)	Monitor the expense accruals and notify the Fund’s administrator and/or an officer of the Fund of any proposed adjustments;

(xvii)	Control all disbursements and authorize such disbursements upon Written Instructions;

(xviii)	Calculate capital gains and losses;

(xix)	Determine net income;

(xx)	Obtain security market quotes from independent pricing services approved by the Adviser, or from brokers identified by the Adviser, and if such quotes are unavailable from either, then from the Adviser. In any case BNY Mellon shall calculate the market value of the Fund’s Investments;

(xxi)	Transmit or mail a copy of the daily portfolio valuation to the Adviser;

(xxii)	Compute net asset value (“NAV”);

(xxiii)	Report to the Fund within 15 days after the end of each calendar month, BNY Mellon’s compliance for the prior month with the written service level standards mutually agreed upon by the Fund and BNY Mellon;

(xxiv)	As appropriate, compute yields, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity;

(xxv)	Prepare a monthly reconciliation package, which will include the following items:

Schedule of Investments

Trial Balances

Custodian Reconciliations

Reconciliation Summary by Account

Expense Ratio Tests

Sub-Chapter M Tests

Capital Account Rollforwards; and

(xxvi)	Transmit NAV information in electronic form daily in a timely manner.

b)	BNY Mellon shall:

(i) if the chief executive officer or principal financial officer of the Fund is required to provide a certification as part of the Fund’s Form N-SAR, Form N-CSR or Form N-Q filing pursuant to regulations promulgated by the Securities and Exchange Commission under Section 302 of the Sarbanes-Oxley Act of 2002, BNY Mellon will provide (to such person or entity as agreed between VP Distributors and BNY Mellon) a sub-certification in support of certain matters set forth in the aforementioned certification, such sub-certification to be in such form and relating to such matters as agreed between VP Distributors and BNY Mellon from time to time. BNY Mellon shall be required to provide the sub-certification only during the term of the Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other regulatory requirement; and

(ii) obtain and provide VP Distributors with a copy of the “Report on Controls Placed in Operation and Tests of Operating Effectiveness” (SAS 70, Level 2), with respect to Fund Accounting and Administration Operations, within 15 days from the time the report is generally available for distribution to BNY Mellon’s clients. BNY Mellon will cause such reports to be prepared and distributed to VP Distributors at least two (2) times per year. Such report will be prepared by an external accounting firm reasonably considered to be a major market participant in the area of investment company auditing services.

14. BNY Mellon Data Repository and Analytic Suite Access Services. BNY Mellon shall provide to the Fund the Data Repository and Analytic Suite Internet access services as set forth on Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time. Persons who are the Fund’s “Authorized Users” to access Data Repository and Analytic Suite are set forth on Exhibit C attached hereto and made a part hereof, as such Exhibit C may be amended from time to time.

15. Duration and Termination. This Agreement shall be effective on the date first above written and shall continue in effect until the first anniversary of the effective date of the Agreement. Thereafter, this Agreement shall continue automatically for successive terms of one (1) year; provided however, that this Agreement may be terminated at the end of the initial period or any subsequent date by BNY Mellon upon 90 days’ prior written notice to the other party, and by the

Fund upon 60 days’ prior written notice to BNY Mellon. In addition, either party shall have the right to terminate this Agreement on 30 days’ written notice to the other party in the event of bona fide irreconcilable differences resulting from events contemplated by Section 5(c) of this Agreement; provided that, the party providing such notice of termination has previously provided the other party with written notice that such differences, if unresolved, shall cause it to terminate this Agreement and the parties, using good faith efforts, fail to resolve such differences within 30 days from the date such first notice is received by the other party.

In addition, the Fund may terminate this Agreement prior to the end of the Initial Term or any Renewal Term if BNY Mellon fails to meet the service standards in any one category as set forth in Exhibit D to this Agreement for (i) a period of four (4) consecutive months or (ii) any six (6) months in a twelve (12) month period.

16. Notices. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device or e-mail. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by e-mail, it shall be deemed to have been given when opened by the receiving party. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to BNY Mellon, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attn: President; (b) if to the Fund, at 200 South Wacker Drive, Suite 500, Chicago, Illinois 60606, Attn: Fund Treasurer, with a copy to Kevin Carr Esq., Senior Vice President and Counsel, Virtus Investment Partners, Inc., at 100 Pearl Street, Hartford, Connecticut 06103; or (c) if to none of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

17. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party(ies) against whom enforcement of such change or waiver is sought. Notwithstanding the foregoing, the Fund may modify or amend Exhibit A or Exhibit C which modification or amendment shall be effective upon mutual agreement of the parties hereto and the receipt of written notice by BNY Mellon.

18. Delegation; Assignment. Except as set forth below, no party to this Agreement may assign its rights or delegate its duties hereunder without the written consent of the other party. BNY Mellon may assign its rights and delegate its duties hereunder to any affiliate of BNY Mellon, provided that (i) BNY Mellon gives the Fund sixty (60) days’ prior written notice; (ii) the delegate (or assignee) agrees with BNY Mellon and the Fund to comply with all relevant provisions of the 1940 Act; (iii) the officers of BNY Mellon responsible for providing the services to the Fund pursuant to this Agreement remain substantially the same (iv) BNY Mellon and such delegate (or assignee) promptly provide such information as the Fund may request, and respond to such questions as the Fund may ask, relative to the delegation (or assignment), including (without limitation) the capabilities of the delegate (or assignee); and (v) the Board of Directors of the Fund does not object to the assignment within the notice period.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21. Miscellaneous.

(a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

(b) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c) Governing Law. This Agreement shall be deemed to be a contract made in New York and governed by New York law, without regard to principles of conflicts of law.

(d) Information. The Fund will provide such information and documentation as BNY Mellon may reasonably request in connection with services provided by BNY Mellon to the Fund.

(e) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(f) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(h) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNY

Mellon’s affiliates are financial institutions, and BNY Mellon may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. BNY Mellon may also ask (and may have already asked) for additional identifying information, and BNY Mellon may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(i) The undersigned hereby represent and warrant to BNY Mellon that this Agreement, any benefits accruing to the undersigned in connection with this Agreement, and the fees and expenses associated with this Agreement have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board has approved this Agreement, any such benefits, and such fees and expenses.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:

Name:

Title:

DUFF & PHELPS GLOBAL UTILITY INCOME FUND INC.

By:

Name:

Title:

EXHIBIT A

AUTHORIZED PERSONS

THIS EXHIBIT A, dated as of             , 2011, is Exhibit A to that certain Accounting Services Agreement dated as of             , 2011, by and between BNY Mellon Investment Servicing (US) Inc. and Duff & Phelps Global Utility Income Fund Inc.

NAME (Type)	SIGNATURE

EXHIBIT B

Data Repository and Analytics Suite Access Services

THIS EXHIBIT B, dated as of             , 2011, is Exhibit B to that certain Accounting Services Agreement dated as of             , 2011, by and between BNY Mellon Investment Servicing (US) Inc. and Duff & Phelps Global Utility Income Fund Inc.

1.	BNY Mellon Services.

BNY Mellon shall:

(a)	Provide Internet access to BNY Mellon’s Data Repository and Analytics Suite at https://esp01.bnymellon.com/LaunchPad/dflt/OrgLogin.do or other site operated by BNY Mellon (the “Site”) for Fund portfolio data otherwise supplied by BNY Mellon to Fund service providers via other electronic and manual methods. Types of information to be provided on the Site include: (i) data relating to portfolio securities, (ii) general ledger balances and (iii) net asset value-related data, including NAV and net asset, distribution and yield detail (collectively, the “Accounting Services”).

(b)	Supply each of the individuals specified on Exhibit C as authorized users of the Site (“Users”) with a logon ID and Password;

(c)	Provide to Users access to the information listed in subsection (a) above using standard inquiry tools and reports. With respect to the Accounting Services, Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, BNY Mellon will review computer costs for running user-defined inquiries and may assess surcharges if the Fund’s usage requires excessive hardware resources when compared to typical resource usage by similar-sized clients;

(d)	Utilize a form of encryption, to a minimum standard equivalent to Secure Sockets Layer 128-bit encryption, that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and use commercially reasonable efforts to prevent unauthorized access to information available on the Site by the Fund or its Users; and BNY Mellon shall notify the Fund of any known security breaches or holds affecting their data. BNY Mellon shall exercise reasonable care, commensurate with commercial standards, in the protection of the data from accidental loss, corruption, deletion, theft, damage, unauthorized duplication and the release or exposure to any person who is not a User. BNY Mellon agrees to provide reasonable cooperation and assistance in remediating or mitigating any loss, damage or regulatory exposure caused by any of the foregoing activities.

(e)	Monitor the telephone lines involved in providing the Services and inform the Fund promptly of any malfunctions or service interruptions. BNY Mellon shall attempt to reasonably notify the Fund in advance of any scheduled outages of the Services, preferably by notice on the Site. It is understood that the Internet may be subject to occasional interruptions beyond BNY Mellon’s control. In the event of an unscheduled interruption, the Fund will contact BNY Mellon by telephone.

2.	Duties of the Fund and the Users

The Fund shall, and to the extent appropriate, cause the Users to:

(a)	Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and

(b)	Keep logon IDs and passwords confidential and notify BNY Mellon immediately in the event that a logon ID or password is lost, stolen or if you have reason to believe that the logon ID and password are being used by an unauthorized person.

3.	Standard of Care; Limitations of Liability

(a)	BNY Mellon represents and warrants that to its knowledge it has the right to grant access to the Site and to provide the services contemplated herein.

(b)	Notwithstanding anything to the contrary contained in this Exhibit or any other part of the Agreement, BNY Mellon shall be liable for direct damages incurred by the Fund which arise out of BNY Mellon’s failure to perform its duties and obligations described in this Exhibit only to the extent such damages constitute willful misfeasance, bad faith, negligence or reckless disregard.

(c)	The Fund acknowledges that the Internet is an “open,” publicly accessible network and not under the control of any party. BNY Mellon’s provision of the Site Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others.

(d)	Without limiting the generality of the foregoing or any other provisions of this Exhibit or the Agreement, BNY Mellon shall not be liable for delays or failures to perform any of the Services or errors or loss of data occurring by reason of circumstances beyond such party’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrections, war, riots or failure of the mails, transportation, communication or power supply, functions or malfunctions of the Internet or telecommunications services, firewalls, encryption systems or security devices caused by any of the above, or laws or regulations imposed after the date of this Exhibit.

(e)

BNY Mellon will defend or, at its option, settle any claim or action brought against the Fund to the extent that it is based upon the assertion that access to or the use of the Site or information on the Site through any such proprietary system by the Fund, as applicable, constitutes an infringement of any United States patent or copyright or misappropriation of a trade secret, provided that the applicable indemnified party notifies BNY Mellon promptly in writing of any such claim or proceeding and cooperates with BNY Mellon in the defense of such claim or proceeding. Should the Site or information on the Site become, or in BNY Mellon’s opinion be likely to become, the subject of a claim or infringement or the like under the patent or copyright or trade secret laws of the United States, BNY Mellon shall have the right, at its sole option, to (i) procure for the Fund the right to continue using the information on the Site, (ii) replace with a comparable system or modify the Site so that the access services become noninfringing, or (iii) terminate this Agreement without further obligation.

4.	Miscellaneous. In the event of a conflict between specific terms of this Exhibit and the balance of the Agreement, this Exhibit shall control as to the Services.

EXHIBIT C

BNY Mellon Data Repository and Analytics Suite Authorized Users

THIS EXHIBIT C, dated as of             , 2011, is Exhibit C to that certain Accounting Services Agreement dated as of             , 2011, by and between BNY Mellon Investment Servicing (US) Inc. and Duff & Phelps Global Utility Income Fund Inc.

The Fund authorizes the following individuals (Users) to access the Site:

Name

EXHIBIT D

SERVICE STANDARDS

(Standards shall be measured on a monthly basis)

FUND ACCOUNTING SERVICES

CATEGORY - FUND ACCOUNTING

1.	Number of accurate NAV’s reported to the Fund’s transfer agents (the “Transfer Agent”) divided by the total number of NAV’s Required to Report to the Transfer Agent (excluding Money Market Funds): 99.5%

•

“NAV” for this purpose is class net assets divided by total class shares outstanding. An NAV is not accurate if, upon recalculation, the change in the reported extended class NAV is greater than a full penny.

•	Each NAV error for a given day is treated as a single NAV error.

2.	Number of accurate NAV’s Reported to the New York Stock Exchange (“NYSE”) divided by number of total NAV’s required to be reported to NYSE (excluding Money Market Funds): 98%

•	NAV for this purpose is class net assets divided by total class shares outstanding. An NAV is not accurate if, upon recalculation, the NAV difference is greater than a full penny.

•	Each NAV error for a given day is treated as a single NAV error.

3.	Accurate and Timely Cash Availability Reports (“CAR”) to the Adviser divided by number of required CARs: 99%

•	Timely CAR means, notwithstanding any other clause to the contrary, delivery controllable by BNY Mellon by 10:15 a.m. (Eastern Time).

•	Accurate CAR means no errors controllable by BNY Mellon that resulted in an overdraft to the Fund.

4.	Final annual and semiannual shareholder reports shall contain no material errors: 100%

•	For purposes of this performance standard, a “material error” shall be one that requires a re-filing or amendment of the report.

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5.	Asset-based fee wires will be delivered to with no errors in calculations or wire instructions to the Fund by 10 a.m. on 3rd business day

Timing:	99%
Accuracy:	100%

6.	No material weaknesses in internal controls that preclude Fund auditors from providing unqualified opinion under PCAOB rules: 100%

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